Exhibit 10.19

Summary of Executive Officer Compensation

Our executive officers are at will employees. The current base salary for each of our executive officers is:

Paul A. Maleh, $450,000

Monica G. Noether, $375,000

Arnold J. Lowenstein, $375,000

Wayne D. Mackie, $375,000

During fiscal 2009, Dr. James C. Burrows served as our President and Chief Executive Officer at a base salary of $500,000.  Dr. Burrows is no longer an executive officer and now serves as our Vice Chairman.

On February 27, 2009, the compensation committee of our board of directors set the performance goals, target amounts and maximum amounts payable in respect of fiscal year 2009 for performance awards granted under our 2007 cash incentive plan to our executive officers. These performance awards are payable in cash/or in shares of our common stock (vesting in four equal installments beginning on the anniversary of the date of grant) and only to the extent certain performance goals, based on objective business criteria specified by the compensation committee of our board of directors, are achieved in fiscal 2009. These performance goals are based on criteria that include, for all of our executive officers, net revenue and earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as approved by the compensation committee of our board of directors).  In the case of Dr. Noether, additional performance goals are based on the net revenue and operating income of certain practices.  The target and maximum amounts payable to these executive officers in cash under these performance awards in respect of fiscal 2009 are as follows: Dr. Burrows — target of $1,000,000 and maximum of $2,000,000; Mr. Maleh - target of $675,000 and maximum of $1,350,000; Dr. Noether - target of $1,000,000 and maximum of $2,000,000; Mr. Lowenstein — target of $250,000 and maximum of $500,000; and Mr. Mackie - target of $250,000 and maximum of $500,000. Additionally, Mr. Lowenstein can receive further cash payments under his performance award under our 2007 cash incentive plan based on the revenue he sources.  The target and maximum amounts payable to these executive officers in shares of our common stock under these performance awards in respect of fiscal 2009 are as follows: Dr. Burrows — target and maximum of $800,000; Mr. Maleh - target and maximum of $650,000; Dr. Noether - target and maximum of $500,000; Mr. Lowenstein — target and maximum of $400,000; and Mr. Mackie - target and maximum of $250,000. The amount payable under each of these performance awards may be reduced or deferred to ensure that the compensation payable to each of our executive officers meets the deductibility limits under Section 162(m) of the Internal Revenue Code.